Exhibit 1.1

Unofficial English translation

PERNOD RICARD

A FRENCH LIMITED COMPANY (“SOCIETE ANONYME”)

WITH SHARE CAPITAL OF EUR 281,849,135.60

REGISTERED IN THE PARIS TRADE AND COMPANIES REGISTRY

UNDER NUMBER 582 041 943

(58 B 4194)

REGISTERED OFFICE:

12 Place des Etats-Unis, 75116 Paris

MEMORANDUM AND ARTICLES OF ASSOCIATION

(“STATUTS”)

Certified to be true and in conformity with the original

Patrick Ricard

Chairman and Chief Executive Officer

Updated pursuant to decisions taken by
The Combined General Shareholders’ Meeting

Of 7 November 2006

PERNOD RICARD

A French limited company (“société anonyme”)

with share capital of EUR 281,849,135.60

Registered office: 12 Place des Etats-Unis, 75116 Paris

Registered in the Paris Trade and Companies Registry under number 582 041 943

(58 B 4194)

MEMORANDUM AND ARTICLES OF ASSOCIATION

(“STATUTS”)

TITLE I

FORM—OBJECTS—COMPANY NAME—REGISTERED OFFICE –TERM

Article 1

FORM

A French limited company (“société anonyme”) governed by the statutory and regulatory provisions in force and by this memorandum and articles of association, exists between the owners of the shares that currently make up the company’s share capital and the owners of all shares that may be issued at a later time.

In calculating the time periods specified in this memorandum and articles of association, the first day of such period shall not be included.

Article 2

OBJECTS

The Company’s objects are, indirectly or indirectly:

The manufacturing, purchase and sale of all wines, spirits and liqueurs, as well as of alcohol and all food products and commodities, the use, conversion and trade in all types of finished or semi-finished products, by-products and substitute products derived from the principal operations carried out in distilleries or other industrial establishments of the same type.

The foregoing operations can be carried out as a wholesaler, retail-wholesaler or retailer in all places in France or outside France.

Deposits, purchases and sales that come within the preceding list.

The representation of all French or foreign firms that produce, manufacture or sell products of a similar type.

Participation in all businesses or operations whatsoever that may be related to the industry or trade in the same types of products, in any form whatsoever, such as by creating new companies, contributions, subscriptions, purchases of securities or company interests, etc.

All transactions related to the hotel industry and the entertainment industry in general, and in particular the Company’s participation in all businesses and companies already created or that may be created, and all businesses or operations whatsoever that may be related to the hotel industry and the entertainment industry in general, it being specified that the Company may carry out all such transactions on its own behalf or on behalf of third parties, alone, or by obtaining ownership interests or forming associations or companies with any third parties or other companies, and carrying them out in any form whatsoever: contributions, mergers, subscriptions, purchase of shares or company rights, etc.

Obtaining ownership interests in all industrial, commercial, agricultural, real property, financial or other companies, already created or be created, whether French or foreign.

The purchase, alienation, exchange of, and all transactions involving shares, company interests or ownership interests, investment certificates, convertible or exchangeable bonds, share subscription warrants, bonds with share subscription warrants and, generally, transactions involving all securities or personal property rights whatsoever.

All transactions related to agriculture, general farming, arboriculture, cattle rearing, viticulture, etc. All related or subsidiary transactions of an agricultural or industrial nature related thereto.

And, generally, all industrial, commercial, financial, real and personal property transactions directly or indirectly related to the foregoing objects or that may promote the development thereof.

Article 3

COMPANY NAME

The Company’s name is:

PERNOD RICARD

All instruments and documents issued by the Company and intended for third parties, in particular, letters, invoices, announcements and miscellaneous publications, shall sate the name of the Company, immediately preceded or followed by the words “société anonyme” or the initials “S.A.”, legibly written, and the amount of stated capital.

Article 4

REGISTERED OFFICE

The registered office is located at 12 Place des Etats-Unis, Paris (16th arrondissement [municipal district]).

It may be transferred to any other location in the same départment [administrative district] or to any other location in a bordering départment by a decision of the Board of Directors, subject to ratification by the next Ordinary General Shareholders’ Meeting, and anywhere else by a decision of an Extraordinary General Shareholders’ Meeting.

Agencies, offices, branches and warehouses may be created in all countries, including abroad, by a decision of the Board of Directors, and the Board of Directors may thereafter transfer or close them as it sees fit.

Article 5

TERM

The Company’s term is set at 99 years, which began on 13 July 1939, the day that the Company was definitively formed, and which shall expire on the same date in 2038, except in the event of early dissolution or extension as provided hereinafter.

TITLE II

SHARE CAPITAL – SHARES

Article 6

SHARE CAPITAL

Share capital is set in the amount of TWO HUNDRED EIGHTY ONE MILLION EIGHT HUNDRED FORTY NINE THOUSAND ONE HUNDRED THIRTY FIVE euros and SIXTY cents (€ 281,849,135.60).

It is divided into NINETY MILLION NINE HUNDRED NINETEEN THOUSAND SEVENTY SIX (90,919,076) shares with a par value of THREE euros and TEN cents (€ 3.10) each, all full paid up and of the same class.

Article 7

INCREASE AND DECREASE OF SHARE CAPITAL

Share capital may be increased by issuing ordinary or preference shares or by increasing the par value of existing shares. It can also be increased by exercising the rights pertaining to securities that provide access to capital, in accordance with the requirements of the law.

Payment for new shares shall be made in cash, including by a set-off against claims against the Company that are due and payable, by in-kind contributions, by the incorporation of reserves, profits or issue premiums, or as the result of a merger or split-up. Payment may also be made pursuant to the exercise of rights pertaining to securities that provide access to capital, including, if applicable, the payment of the corresponding amounts.

A capital increase by increasing the par value of shares may be decided only with the unanimous consent of the shareholders, except if it is carried out by the incorporation of reserves, profits or issue premiums.

An Extraordinary General Shareholders’ Meeting alone has the authority to decide on a capital increase, pursuant to a report of the Board of Directors.

In the event a capital increase is carried out by the incorporation of reserves, profits or issue premiums, the General Shareholders’ Meeting shall vote in accordance with the quorum and majority requirements applicable to Ordinary General Shareholders’ Meetings.

The General Shareholders’ Meeting may delegate to the Board of Directors the authority or powers required to decide or carry out a capital increase on one or more occasions, in accordance with the laws in force.

In the event a capital increase is carried out by cash contributions, prior to such transaction, existing capital must be fully paid up.

Shares, but no other securities, shall have a preferential right to subscribe for capital increases.

Shareholders have a preferential right, in proportion to the number of shares they hold; to subscribe for cash shares issued to carry out a capital increase.

During the subscription period, such rights are negotiable if they are detached from shares that are themselves negotiable. Otherwise, such rights are transferable in accordance with the same terms and conditions as the shares themselves.

The rights of the usufructuary and the bare owner in the preferential subscription right are settled by the law.

In the event that reserves, profits or issue premiums are incorporated into capital, the right granted to shareholders for the allocation of new shares is negotiable or transferable. Such right belongs to the beneficial owner, subject to the rights of the usufructuary.

A General Shareholders’ Meeting that approves a capital increase may vote to revoke the preferential subscription right on the basis of reports presented by the Board of Directors and the Company Auditors.

Capital increases may be carried out despite the existence of fractional shares, and shareholders who do not hold the exact number of subscription or allocation rights necessary to obtain a whole number of new shares shall be responsible for obtaining or receiving the necessary rights.

Pursuant to a decision of an Extraordinary General Shareholders’ Meeting, capital may be redeemed by an equal repayment on each share, using profits or reserves, but not the statutory reserve.

Bonus shares may be converted into capital shares by a mandatory deduction from the share of company profits to which such shares are entitled or by an optional payment by each of the owners of bonus shares.

Share capital may also be decreased by a decision or authorisation or an Extraordinary General Shareholders’ Meeting, which may delegate to the Board of Directors all powers to carry out the capital decrease. A capital decrease shall in no event diminish the equality of shareholders.

Capital decreases may be carried out by decreasing the par value of shares or by reducing the number of shares. In the event of a reduction in the number of shares, for the purpose of the exchange of old shares for new shares, shareholders shall be responsible for selling their excess shares or buying shares they may lack.

If, as a result of losses, share capital is reduced below the statutory minimum, share capital must be increased up to at least such minimum within one year. Otherwise, any interested party may petition the court for dissolution of the Company. If the capital decrease is not motivated by losses, bondholders and creditors may oppose the decrease.

The Company is forbidden from purchasing its own shares. However, a General Shareholders’ Meeting that decides a capital decrease that is not motivated by losses may authorise the Board of Directors to purchase a specific number of shares for the purpose of cancelling them. Such purchase shall be carried out in accordance with the requirements of the law.

Without having to comply with such requirements, the Company may also buy a small number of its shares for the purpose of facilitating a capital increase, an issue of bonds convertible into shares, a merger or a split-up. In such case, the purchase may not exceed 0.25% of capital per financial year.

The Company may also buy its own shares in accordance with Article L. 225-208 of the French Commercial Code (“Code de Commerce”) for the purpose of allowing its employees to share in the Company’s profits if the shares are admitted to trade on a regulated market.

Lastly, provided the shares are admitted to trade on a regulated market, the Company may buy its own shares in accordance with the requirements and within the limits set out in Article L. 225-209 of the French Commercial Code.

Article 8

PAYMENT FOR SHARES

In the event that the price of cash shares is not fully paid up at the time of subscription, one-quarter of such amount shall be payable at the time of subscription and the remainder at the time of calls for funds made by the Board of Directors.

In the event that the capital increase includes an issue premium, such premiums shall be fully paid up at the time of subscription.

Shareholders shall be given fifteen days’ advance notice of calls for funds made by the Board of Directors by a notice appearing in a newspaper that publishes legal announcements in the locality of the registered office or by a letter sent recorded delivery with advice of receipt, at the Board of Directors’ discretion.

The initial payment shall be recorded in a receipt which may subsequently be exchanged for a registered certificate, on which subsequent payments shall be recorded. After the last payment, this provisional certificate may be exchanged for a definitive certificate.

The subscribers and transferees of shares shall be jointly and severally liable for full payment of the price thereof. However, a shareholder who sells his/her/its shares shall cease being liable, two years after the sale, for payment of amounts not yet called.

The Board of Directors may authorise shareholders who so request to make full payment for their shares early, but such payments shall not entitle the shareholders to the first dividend described in Article 37 hereinafter.

Cash shares shall be fully paid up within a period of five years as from the day on which the capital increase becomes final.

Article 9

NON-PAYMENT FOR SHARES

In the event that shareholders do not make payment at the times set by the Board of Directors, interest on the amounts due shall accrue automatically, without the need for any formal demand for payment (“mise en demeure”), at the rate of seven percent per annum as from the due date.

Furthermore, in the foregoing situation, one month after having given the shareholder in default a special and individualised formal demand for payment in a letter sent recorded delivery with advice of receipt, the Company may sell the said shares without requesting court authorisation.

The shares may be offered for sale all together or individually, on one or several occasions, on behalf of the shareholder in default and at such shareholder’s risk.

The sale of shares that are not admitted to trade on a regulated market shall be carried out at public auction by an investment company or a notary. For such purpose, at least thirty days after the formal demand for payment described in the preceding paragraph, the Company shall announce the numbers of the shares put up for sale in a newspaper that publishes legal announcements in the départment where the registered office is located. The Company shall inform the debtor and, if applicable, any co-debtors, of the sale in a letter sent recorded delivery with advice of receipt. Said letter shall also set out the date and edition of the newspaper in which the announcement was published. The sale of the shares can not take place less than fifteen days after the date on which said letter is sent.

The sale of shares admitted to trade on a regulated market shall be carried out on a stock exchange.

The shares sold become automatically void, and in accordance with the requirements and procedures prescribed by the statutory and regulatory provisions in force, the purchasers shall be issued new shares stating that payments called have been made.

The entire amount of the net proceeds of the sale shall be paid to the Company and, in accordance with legal requirements, shall be allocated first to the amount owed by the shareholder in default as principal and interest, and then to reimburse the costs incurred by the Company. The shareholder in default shall remain liable for the difference in the event of a shortage, or otherwise, shall be entitled to the surplus.

Independently of the execution provisions authorised by this Article, the Company may use ordinary legal procedures to proceed against shareholders who are late in making payment, before or after the sale, or at the same time as the sale.

At the expiry of a thirty-day period as from the formal demand for payment described in the second paragraph of this Article, shares for which amounts due have not been paid lose the right to attend and vote at shareholders’ meetings, and shall not be taken into account in calculating the quorum.

The right to dividends and the preferential right to subscribe for capital increases of such shares shall be suspended.

Article 10

FORM OF SHARES

Shares that are fully paid up shall be registered or bearer shares, at the shareholder’s discretion. In compliance with statutory and regulatory requirements, such shares shall be recorded in accounts kept by the Company or an agent in the case of registered shares, or by an approved financial intermediary in the case of bearer shares.

For the purpose of identifying the shareholders described hereinafter, the Company shall have the right to request at any time, at its own expense, that the custodian charged with maintaining the shareholders’ register provide it with the names, or in the case of legal entities, the company names, the nationalities and addresses of holders of shares entitling shareholders to an immediate or future right to vote at its own shareholders’ meetings, as well as the number of shares held by each shareholder and, if applicable, any restrictions applicable to such shares.

Furthermore, in accordance with the requirements of the French Commercial Code, the Company shall have the right to request the identity of owners of shares if it considers that certain of the shareholders disclosed to it owned shares on behalf of third parties.

Article 11

TRANSFER OF SHARES

I — Registered Shares:

All transfers of registered shares shall be carried out by a transfer from one shareholder account to another in accordance with the conditions prescribed by law, and shall be recorded in a special register with numbered and initialled pages.

All gratuitous transfers or transfers by death of registered shares shall be carried out upon proof that the transfer has taken place in accordance with statutory requirements.

The transferee’s agreement shall be required only for transfers of shares that have not been fully paid up.

The Company may require that the parties’ signature be certified by a Public Officer or the Mayor of their domicile, subject to exceptions imposed by statutory provisions.

Shares for which all amounts owed have not been fully paid up are not eligible for transfer.

II — Bearer Shares:

The transfer of bearer shares shall be carried out by a transfer of shares from the transferor’s account to the transferee’s account using the services of an approved financial intermediary. All gratuitous transfers or transfers by death of bearer shares shall be carried out upon proof that the transfer has taken place in accordance with statutory requirements.

III — Obligation to Provide Information:

Any individual or legal entity that holds an ownership interest greater than 0.5% of share capital shall inform the Company of the total number of shares he/she/it holds in a letter sent recorded delivery with advice of receipt within a period of fifteen days as from the date on which such threshold is exceeded. Such notice shall be renewed in the same manner each time each additional percentage of 0.5% of share capital is exceeded, up to and including the threshold of 4.5%.

In the event of non-compliance with the obligation described in the preceding paragraph, at the request of one or more shareholders holding at least 5% of the share capital, with such request having been recorded in the minutes of a General Shareholders’ Meeting, shares that exceed the undeclared percentage of share capital shall be deprived of voting rights at all shareholders’ meetings held prior to the expiry of the time period set out in Article L. 233-14 of the French Commercial Code as from the date on which the required notice was given.

Article 12

INDIVISIBILITY OF SHARES

With regard to the Company, each share is indivisible. Joint owners of shares shall be represented by only one of the joint owners or by a sole proxy appointed by them. In the event of disagreement, the proxy shall be appointed by the Presiding Judge of the Commercial Court ruling in expedited proceedings (“référé”) pursuant to a petition filed by the first joint owner to act.

Article 13

RIGHTS OF SHARES

With the exception of special rights that may be granted to certain classes of shares, if such classes are created, each share is entitled to a share of the annual profits and net assets during the existence of the Company or upon liquidation in proportion to the number of shares issued, in accordance with Articles 37 and 38 hereinafter.

Unless otherwise decided by an Extraordinary General Shareholders' Meeting, all shares having equal par value shall be treated equally, including with regard to tax assessments and exemptions, with the sole exception being the date on which each shareholder obtains his/her/its rights therein.

The rights and obligations intrinsic to each share are transferred with the security that represents them.

Accordingly, the benefit of tax exemptions or any taxes that may be assessed as a result of the incorporation of reserves or transactions deemed as such, or that may be owed upon share redemptions, during the existence of the Company or upon liquidation, shall be allocated equally among all shares which make up the share capital. Such allocation shall be made in such a manner that all such shares shall receive the same net amount, taking into account, however, the par value of each share.

Ownership of a share shall be automatically deemed acceptance of the Company's Memorandum and Articles of Association and the decisions of the General Shareholders' Meetings.

Article 14

LIMITATION OF SHAREHOLDERS’ LIABILITY

Shareholders shall be liable only up to par value of their shares, including vis-à-vis third parties.

Beyond such amount, they shall not be obliged to comply with any call for funds or return any interests or dividends that were properly received.

TITLE III

BONDS

Article 15

RIGHT TO ISSUE BONDS

In accordance with the procedures and conditions prescribed by law, the Board of Directors may decide to issue bonds, with or without a special guarantee, at such times, in the amounts, at the rates and pursuant to the terms and conditions that it may establish.

TITLE IV

MANAGEMENT OF THE COMPANY

Article 16

COMPOSITION OF THE BOARD OF DIRECTORS

The Company shall be managed by a Board of Directors made up of at least three and no more than eighteen members appointed by an Ordinary General Shareholders' Meeting.

A legal entity may be a Director. At the time of its appointment or provisional appointment to fill a vacancy (“cooptation”), such legal entity shall designate a permanent representative, who shall be subject to the same requirements and obligations, and to the same civil and criminal liability, as if he/she were a Director himself/herself, in addition to the joint and several liability of the legal entity he/she represents. The permanent representative shall be appointed for the term of office of the legal entity that is a Director, and shall be confirmed at the time of each renewal.

In the event that the legal entity dismisses its permanent representative, or in the event such permanent representative dies or resigns, the legal entity shall promptly give notice of such event to the Company, and inform the Company of the identity of the new permanent representative.

Article 17

SHARES OWNED BY DIRECTORS

Each Director must own fifty of the Company's shares during his/her/its entire term of office, except in such circumstances where the French Commercial Code provides an exemption from such obligation.

If on the date of his/her/its appointment, a Director does not own the number of shares set out above, or if during his/her/its term of office he/she/it ceases to own such number of shares, he/she/it shall be deemed to have resigned if within a three-month period this requirement is not met.

Article 18

TERMS OF OFFICE OF DIRECTORS

The term of office of each Director shall be four (4) years. The term of office is calculated by reference to the periods between two successive annual Ordinary General Shareholders' Meetings.

Outgoing Directors are eligible for reappointment.

Directors' terms of office are always automatically extended to the annual General Shareholders' Meeting that follows the last year of their term of office.

At the conclusion of each Ordinary General Shareholders' Meeting, the number of members of the Board of Directors who are individuals or permanent representatives of legal entities and who are over seventy years old may not exceed one-third of the number of Directors in office, rounded if necessary to the next largest whole number.

If such fraction is exceeded, the term of office of the oldest Director shall be deemed to expire automatically at the conclusion of the next Ordinary General Shareholders' Meeting.

Article 19

APPOINTMENT IN THE EVENT OF A VACANCY

In the event that a vacancy occurs due to death or resignation during the period between two annual Ordinary General Shareholders' Meetings, the Board of Directors may provisionally appoint new Directors.

In the event that number of Directors falls below the minimum set out in Article 16 hereinabove, the remaining Directors shall immediately convene an Ordinary General Shareholders' Meeting for the purpose of completing the membership of the Board.

An Ordinary General Shareholders' Meeting shall vote definitively on appointments made in accordance with the first paragraph, and if such appointments are confirmed, the Ordinary General Shareholders' Meeting shall set the duration of the terms of office of the new Directors. In the event that the provisional appointments are not confirmed by the General Shareholders' Meeting, the decisions taken and acts performed by the Board before and after such appointments shall nevertheless remain valid.

Unless otherwise decided by a General Shareholders' Meeting, a Director appointed to replace another Director shall remain in office only during the remaining period of his/her/its predecessor's term of office.

Article 20

OFFICERS

The Board shall elect a Chairman from among its members. The Chairman, who must be an individual, may be elected for a period longer than one year, but such period shall not exceed his/her term of office as Director. The Board shall determine the Chairman's compensation.

Subject to the provisions hereinafter, the Chairman is always eligible for re-election. Regardless of its duration, the Chairman's term of office shall expire at the conclusion of the first meeting of the Board of Directors held after he/she reaches the age of sixty years. However, by a two-thirds majority vote of the members present and represented, and by secret ballot, the Board may extend the Chairman's term of office for a period of five years, and subsequently, in the same manner, may extend it for a second period of the same duration, provided that such extensions do not extend the Chairman's term of office beyond the age of seventy years.

The Board may appoint one or more Vice-Chairmen, whose sole duties shall be to chair the meetings of the Board of Directors or the General Shareholders' Meetings in the absence of the Chairman.

The Chairman and the Vice-Chairman may be dismissed at any time. They are eligible for reappointment.

In the event that the Chairman and the Vice-Chairman or Vice-Chairmen are absent from a meeting of the Board of Directors, the duties of Chairman for such meeting shall be performed by another Director appointed by the Board.

The Chairman of the Board of Directors shall organise and manage the work of the Board. He/she shall ensure the proper operation of the Company's governing bodies and shall ensure, in particular, that the Directors are capable of performing their duties.

Article 21

MEETINGS

The Board shall meet as often as required in the Company's interest, either at the registered office or at any other place stated in the notice of the meeting. Meetings shall be convened at the Chairman's initiative, and if the Chairman does not assume the general management of the Company, at the request of the Managing Director (“Directeur Général”), or if the Board has not met for more than two months, at the request of at least one-third of the Directors.

Notice of meetings may be given by any means.

Any Director may grant to another Director the power to represent him/her/it at a meeting of the Board, but no Director may represent more than one of his/her/its colleagues. This provision applies to the permanent representative of a legal entity that is a Director.

The actual presence of at least one-half of the members of the Board shall be required for deliberations to be valid. For the purpose of calculating the quorum and majority, Directors shall be deemed present if they participate in the meeting by videoconference or by a means of communication that enables them to be identified and allows them to actually participate in the meeting. The type of applicable means of communications and the requirements for their use are governed by the statutes and regulations in force.

Unless otherwise provided by a provision in this Memorandum and Articles of Association requiring that certain decisions be adopted by a qualified majority, decisions shall be taken by a majority vote of the members present or represented. Each Director shall have one vote, and a Director who is representing one of his/her/its colleagues shall have two votes. In the event of a tie vote, the Chairman shall have the casting vote.

Article 22

MINUTES OF MEETINGS

The deliberations of the Board shall be recorded in minutes kept in a special register, or on separate sheets that are numbered and initialled, and shall be signed by the Chairman of the meeting and at least one Director, or in the event the Chairman of the meeting is unable to sign, by two Directors, all in accordance with statutory provisions.

The names of the members of the Board shall be listed at the beginning of the minutes of each meeting, indicating whether they were "present", "excused" or "absent". The presence or absence of other persons invited to the meeting of the Board pursuant to a statutory provision shall also be indicated.

Production of a copy or an excerpt of the minutes of a meeting of the Board of Directors shall constitute sufficient proof of the number of Directors in office and whether a Director was present or represented at the meeting.

Copies or excerpts of minutes of meetings to be produced in court or elsewhere shall be validly certified by the Chairman of the Board of Directors, a Managing Director, a Director temporarily appointed to perform the duties of Chairman or an agent specifically authorised for such purpose.

Article 23

POWERS OF THE BOARD

The Board of Directors establishes the policies concerning the Company’s business and supervises their implementation. Subject to the powers expressly granted to shareholders’ meetings and within the limits of the Company's objects, it has authority to consider all questions concerning the proper operation of the Company, and shall resolve by its deliberations the matters which concern it.

In its relations with third parties, the Company shall be bound by the Board of Directors' acts that are not within the Company's objects, unless the Company proves that the third party was aware, or that in light of the circumstances could not be unaware, that the act was not within said objects.

The Board of Directors shall perform all audits and verifications that it may deem necessary. The Company's Chairman or the Managing Director shall provide to each Director all documents and information required for the performance of their duties.

The Board of Directors may create committees charged with studying questions that it or the Chairman submits to it for its examination and advisory opinion. It shall establish the composition and remit of such committees, which shall perform their duties under the Board's responsibility.

The Board of Directors shall have the authority to decide or authorise an issue of bonds.

Article 24

GENERAL MANAGEMENT

I — Under the Board of Directors' responsibility, the general management of the Company shall be assumed by either the Chairman of the Board of Directors or by another individual,

who may but need not be a member of the Board of Directors, and who shall have the title of Managing Director.

The Board of Directors shall choose between these two forms of general management. It may amend its choice at any time. In each case, it shall inform the shareholders and third parties, in accordance with the laws and regulations in force.

In the event that the Chairman performs the duties of Managing Director, the provisions of this Memorandum and Articles of Association applicable to the Managing Director shall apply to the Chairman.

II — In the event that the general management of the Company is not assumed by the Chairman of the Board of Directors, the Board of Directors shall appoint a Managing Director, who shall be subject to the age limits applicable to the Chairman.

The Managing Director may be dismissed at any time by the Board of Directors. If the Managing Director is dismissed without just cause, he/she may be entitled to damages, except if he/she assumes the duties of Chairman of the Board of Directors.

The Managing Director shall have the broadest possible powers to act in the name of the Company in all circumstances. He/she shall act within the limits of the company objects, subject to those powers which the law expressly confers on shareholders' meetings and on the Board of Directors. The Managing Director shall represent the Company in its relations with third parties. Limitations imposed on the powers of the Managing Director shall not bind third parties.

III — Pursuant to a proposal made by the Managing Director, the Board of Directors may appoint one or more, but no more than five, deputy Managing Directors. The terms of office of the deputy Managing Director(s) shall expire no later than the conclusion of the first meeting of the Board of Directors held after he/she (they) has (have) reached the age of sixty. However, by a two-thirds majority vote of the members present and represented, and by secret ballot, the Board may extend such term of office for a period of five years, in accordance with statutory requirements.

The deputy Managing Director(s) may but need not be members of the Board of Directors. They may be dismissed at any time by the Board pursuant to a proposal made by the Managing Director. If a deputy Managing Director is dismissed without just cause, he/she may be entitled to damages. In the event that the Managing Director no longer possesses the qualifications required to perform his/her duties, the deputy Managing Director(s) shall nevertheless retain their positions and duties until the appointment of a new Managing Director, unless decided otherwise by the Board. In agreement with the Managing Director, the Board of Directors shall determine the extent and duration of the powers delegated to the deputy Managing Directors. Vis-à-vis third parties, the deputy Managing Directors shall have the same powers as the Managing Director.

IV — The Board of Directors shall set the amount of and terms and conditions applicable to the compensation of the Managing Director and the deputy Managing Director(s).

Article 25

COMPENSATION OF MEMBERS OF THE BOARD

The Directors may receive as compensation for their services a fixed sum established annually for the entire Board of Directors (“jetons de présence”), the amount of which is determined by a General Shareholders' Meeting and allocated to overhead. When it has been set, such compensation shall remain effective until a new decision of a General Shareholders' Meeting.

At its discretion the Board of Directors shall divide this sum among its members in the shares that it deems appropriate.

Article 26

LIABILITY OF DIRECTORS

The members of the Board of Directors shall be responsible for the performance of their duties and may be held personally liable, in accordance with the conditions prescribed by the laws in force.

Article 27

AGREEMENTS BETWEEN THE COMPANY,

A DIRECTOR OR A SHAREHOLDER

All agreements made between the Company and its Managing Director, a deputy Managing Director, a Director, a shareholder who holds more than ten percent of the voting rights, or in the case the shareholder is a company, the company that controls it, are subject to the authorisation, verification and approval procedures set out in the French Commercial Code.

The foregoing provisions shall not apply to agreements concerning day-to-day operations that are concluded on arms'-length terms. Nevertheless, such agreements must be reported by the interested party to the Chairman of the Board of Directors, except if in light of their object or financial terms and conditions, they are not significant for either of the parties. The list and objects of said agreements shall be communicated by the Chairman to the members of the Board of Directors and the Company Auditors.

Furthermore, obligations undertaken for the benefit of the Chairman, the Managing Director or a deputy Managing Director by the Company or by any company that the Company controls or that controls the Company, within the meaning of Sections II and III of Article L. 233-16 of the French Commercial Code, and that correspond to items of compensation, indemnities, or benefits owed or likely to be owed due to the cessation of or a change in such duties, or subsequent thereto, are subject to the authorisation, verification and approval procedures set out in the French Commercial Code. In the event that a person who is bound to the Company or to any company that the Company controls or that controls the Company, within the meaning of Sections II and III of Article L. 233-16 of the French Commercial Code, is appointed to the position of Chairman, Managing Director or deputy Managing Director, and in the event that the provisions of said agreement correspond to items of compensation, indemnities, or benefits owed or likely to be owed due to the cessation of or a change in such duties, or subsequent thereto, they are also subject to the authorisation, verification and approval procedures set out in the French Commercial Code.

TITLE V

COMPANY AUDITORS

Article 28

APPOINTMENT

The Company shall be audited by at least two Company Auditors and two alternate Company Auditors chosen from the list prescribed by law. They shall be appointed for six financial years by an Ordinary General Shareholders' Meeting, and are eligible for reappointment.

Article 29

DUTIES

The Company Auditors shall perform the duties imposed on them by the law. Pursuant to such duties, they shall prepare the reports to be presented to the annual Ordinary General Shareholders' Meeting.

They may carry out their investigations, verifications and audits separately, but shall prepare a joint report.

The Company Auditors shall be invited to all shareholders' meetings no later than the date on which the shareholders' themselves are given notice of the meeting.

They shall be invited to attend the Board of Directors' meeting that approves the financial statements for the financial year elapsed at the same time that the Directors are given notice of the meeting, as well as all Board of Directors' meetings that examine and close the annual or interim financial statements.

They may convene a General Shareholders' Meeting, as provided in Section 1 of Article 31 hereinafter.

TITLE VI

GENERAL SHAREHOLDERS’ MEETINGS

Article 30

GENERAL RULES

The shareholders shall meet every year as a General Shareholders' Meeting on the day, at the hour and at the place indicated in the notice of the meeting, within the first six months following the end of the financial year, except in the event that such period is extended by an order of the Presiding Judge of the Commercial Court ruling pursuant to a petition.

In addition, an Ordinary General Shareholders' Meeting may be convened as an extraordinary shareholders' meeting.

An Extraordinary General Shareholders' Meeting shall be convened whenever it is necessary to amend the Memorandum and Articles of Association.

An Extraordinary General Shareholders' Meeting convened to approve in-kind contributions or specific benefits shall meet in the situations specified by the law.

Article 31

CONVENING GENERAL SHAREHOLDERS’ MEETINGS

General Shareholders' Meetings shall be convened by the Board of Directors. Failing this, they may be convened by the persons designated in the French Commercial Code, in particular, the Company Auditors, an agent appointed by the Presiding Judge of the Commercial Court ruling in expedited proceedings at the request of shareholders holding at least 5% of the share capital, or in the case of a special shareholders' meeting, holding one tenth of the shares of the relevant class.

Notices of shareholders' meetings shall be given by an announcement appearing in a newspaper that publishes legal announcements in the département where the registered office is located, in addition to the Bulletin des Annonces Légales Obligatoires.

Shareholders who have held registered shares for at least one month prior to the date of the publication of the notice of the meeting are entitled to receive a notice of all shareholders' meetings by ordinary mail. Provided they forward to the Company the cost for recorded delivery, shareholders may request that they receive notice of meetings in a letter sent recorded delivery.

All co-owners of jointly owned shares shall receive notice of shareholders' meetings in the same manner, provided their rights are documented by registration of their shares within the time periods specified in the preceding paragraph. In the event that shares are encumbered with rights of usufruct, the holder of the voting rights shall be determined in accordance with the law and given notice of the shareholders' meeting in the same manner and under the same conditions.

The period between the date of the last of the publications and the date of the shareholders' meeting shall be at least fifteen days for a meeting being convened for the first time, and six days for a meeting being convened for the second time.

The agenda shall be drawn up by the party convening the shareholders' meeting. However, one or more shareholders shall have the right to require that draft resolutions be added to the same agenda, in accordance with the requirements and time periods prescribed by law.

In the event that a shareholders' meeting is unable to deliberate validly because a quorum is not present, a second meeting having the same agenda shall be convened in the same manner as the first meeting, and the notice of the meeting shall restate the date of the first meeting.

Proxy forms and/or forms for voting by post shall be drawn up, sent to the shareholders and signed by the shareholders, in accordance with the law.

A shareholders' meeting shall not deliberate on a matter of business that is not included in the agenda. However, a shareholders' meeting can in all circumstances dismiss one or more Directors and appoint their replacements.

Article 32

COMPOSITION AND HOLDING OF GENERAL SHAREHOLDERS’ MEETINGS

I — A General Shareholders' Meeting shall be made up of all shareholders, regardless of the number of shares they hold. No person may represent a shareholder if he/she/it is not himself/herself/itself a shareholder or the spouse of a shareholder.

For the holders of registered shares, the right to participate in or to be represented at shareholders' meetings is subject to their shares having been registered at least five days prior to the meeting, and for the holders of bearer shares such right is subject to depositing, within the same time period, at the places indicated in the notice of the meeting, a certificate of an approved intermediary certifying that their shares are unavailable until the date of the shareholders' meeting.

For the purpose of calculating the quorum and majority, shareholders shall be deemed present if they participate in the meeting by videoconference or by a means of telecommunications that conforms to regulatory requirements, provided that the Board of Directors has approved the use of such means of participation prior to the notice of the General Shareholders' Meeting.

The legal representatives of shareholders who lack legal capacity and the representatives of legal entities that are shareholders may attend shareholders' meetings, whether or not they are personally shareholders.

The usufructuary shall validly represent the bare owner at Ordinary General Shareholders' Meetings, and the bare owner shall represent the usufructuary at Extraordinary General Shareholders' Meetings.

Votes by post shall be taken into account provided that the ballots reach the Company at least three days before the shareholders' meeting.

II — General Shareholders' Meetings shall be chaired by the Chairman of the Board of Directors, by a Vice-Chairman or by a Director delegated for such purpose by the Board if the meeting was convened by the Board, or failing this, by a person appointed by the General Shareholders' Meeting. In all other cases, the meeting shall be chaired by the Company Auditor, a court-appointed agent or the liquidator. The duties of canvasser shall be performed by the two members of the meeting who hold the highest number of votes and who agree to perform such duties. The officers of the meeting shall appoint a secretary, who may be, but is not required to be, a shareholder.

III — Each member of the meeting has a number of votes equal to the number of shares he/she/it owns and represents, up to a limit of 30% of the voting rights. A shareholder's proxy holds the voting rights of his/her/its principal in accordance with the same conditions and the same limits.

Voting rights double those granted to other shares, on the basis of the portion of share capital they represent, shall be granted to all shares that are fully paid up and that can prove registration as registered shares in the name of the same shareholder for at least ten years as from 12 May 1986 inclusive.

In the event a capital increase is carried out by the incorporation of reserves, profits or issue premiums, registered shares issued to a shareholder free of charge on the basis of existing shares which gave the shareholder such right shall also have double voting rights as from the time they are issued.

All shares converted into bearer shares or sold lose their double voting rights. However, transfers of shares by inheritance, the liquidation of marital property held by spouses or an inter vivos gift to a spouse or relative within the line of succession does not cause the shares to lose their double voting rights and does not suspend the ten-year period described hereinabove.

The merger of the Company shall have no effect on double voting rights, which may be exercised in the absorbing company, if the memorandum and article of association of such company provide for such rights.

Voting shall be by a show of hands, a roll-call vote, casting ballots or by post. However, a vote by secret ballot may take place at the request of members of the shareholders' meeting representing at least one-tenth of the capital present or represented at said meeting.

IV — An attendance sheet containing the information required by lax shall be kept for each shareholders' meeting. The attendance sheet shall be duly signed by all shareholders present and by the proxies, and shall be certified as accurate by the officers of the shareholders' meeting. It shall be filed at the registered office and shall be available to all shareholders.

V — Prior to all shareholders' meetings, the Board of Directors shall publish a notice in the Bulletin des Annonces Légales Obligatoires containing the information required by law.

Requests for including draft resolutions in the agenda must be sent within a period of ten days as from the publication of the notice described hereinabove. Such time period shall be mentioned in the notice.

The shareholders' meeting shall be held no less than thirty days after such publication.

The Chairman of the Board of Directors shall acknowledge receipt of draft resolutions in a letter sent recorded delivery within five days as from the receipt thereof.

Such draft resolutions shall be included in the agenda and submitted to the shareholders' meeting for a vote.

The Board of Directors shall send or make available to the shareholders all documents necessary for them to vote knowingly and to make an informed judgement regarding the Company's management and business operations.

This information shall be provided to shareholders prior to all shareholders' meetings in the following manner:

a) at the request of all registered shareholders and all bearer shareholders who have deposited their shares, by sending them:

— the agenda for the shareholders' meeting, the draft resolutions, information regarding the Directors and, if applicable, the candidates for positions as Directors and documents and tables concerning the financial statements, and

— the Board of Directors’ report, and for Extraordinary General Shareholders’ Meetings, the Company Auditors’ report;

b)

by placing at the shareholders' disposal, within the time periods prescribed by law, at the registered office, the documents described hereinabove, as well as the list of shareholders and the total amount of compensation paid to the five or ten most highly compensated persons within the Company, and the Company Auditors' reports.

VI — In addition, the Company shall file with the Registrar of the Commercial Court the documents required by Article 293 of the decree of 23 March 1967 and, if applicable, comply with Articles 294 to 299 of the same decree.

Article 33

MINUTES

The deliberations of General Shareholders' Meetings shall be recorded in minutes containing all of the information required by law and maintained in a special register similar to the register maintained for the deliberations of the Board of Directors. The minutes shall be signed by the officers of the meeting. Copies or excerpts of such minutes shall be signed by the Chairman of the Board of Directors or by a Director performing the duties of Managing Director. They can also be signed by the meeting's secretary.

Article 34

ORDINARY GENERAL SHAREHOLDERS’ MEETINGS

I — In order to validly deliberate, Ordinary General Shareholders' Meetings must be made up of a number of shareholders present or represented holding at least one-fifth of shares having the right to vote. Failing this, the meeting must be convened a second time. At such second meeting, decisions shall be validly taken regardless of the number of shares represented.

Decisions shall be taken by a majority of the votes held by the shareholders present or represented. In the event that a secret ballot is held, blank ballots shall not be counted.

II — An Ordinary General Shareholders' Meeting, whether the annual meeting or a specially convened meeting, listens to the reports of the Board of Directors and Company Auditors, and discusses, approves or corrects the financial statements; decides on the allocation of results; sets the dividends to be distributed; votes on agreements made between the Company and its managers; appoints, replaces or re-elects the Directors and Company Auditors, provides them with a discharge for the performance of their duties and sets the annual amount of compensation for the entire Board of Directors.

III — In addition, Ordinary General Shareholders' Meetings deliberate and vote on other proposals included in the agenda, provided they are not the exclusive remit of an Extraordinary General Shareholders' Meeting. In particular, an Ordinary General Shareholders' Meeting may authorise the Board of Directors to perform all acts that do not require an amendment to the Memorandum and Articles of Association, in the event that such authorisation is required or requested.

Article 35

EXTRAORDINARY GENERAL SHAREHOLDERS’ MEETINGS

I — In order to validly deliberate, the shareholders present or represented at an initially convened Extraordinary General Shareholders' Meeting must hold at least one-fourth of the shares having the right to vote, and if the meeting is convened a second time, the shareholders must hold one-fifth of the shares having the right to vote.

If the latter quorum is not present, the second meeting may be postponed to a subsequent date no later than two months as from the date on which the meeting was convened.

Decisions shall be taken by a two-thirds majority of the votes held by the shareholders present or represented. In the event that a secret ballot is held, blank ballots shall not be counted.

II — An Extraordinary General Shareholders' Meeting may make all amendments to the Memorandum and Articles of Association allowed by law. In particular, an Extraordinary

General Shareholders' Meeting may decide to convert the Company into a company of another type, in accordance with the requirements prescribed by law.

If there are shares of more than one class, no amendment can be made, and no limitations imposed on the rights of any such class, except by a decision of a special meeting of the shareholders of the class or classes concerned. Such special meeting shall validly deliberate if the shareholders present or represented at an initially convened special meeting hold at least one-third of the shares having the right to vote in the class whose rights are to be amended by the meeting, and if the meeting is convened a second time, the shareholders must hold one-fifth of the shares having such right to vote.

TITLE VII

FINANCIAL YEAR—PROFITS—DISSOLUTION—LIQUIDATION

Article 36

FINANCIAL YEAR — ANNUAL FINANCIAL STATEMENTS

COMPANY AUDITORS’ RIGHT TO INFORMATION

I — The financial year begins on 1 July and ends on 30 June.

Exceptionally, the financial year shall begin on 1 January 2004 and end on 30 June 2005.

II — At the end of each financial year, the Board of Directors shall prepare an inventory setting out the Company's assets and liabilities, indicating the various Company assets that have been depreciated as determined by the Board of Directors, as well as the profit and loss statement, the balance sheet, the notes to the financial statements, and all other documents required by the statutes in force.

III — The accounting documents described in the preceding paragraph and the provisional management documents, if any, as well as all other documents required by law, shall be provided to the Company Auditors or placed at their disposal, together with the management report, in accordance with the statutory requirements and time periods.

Article 37

ESTABLISHING AND ALLOCATING PROFITS

Net profits are made up of the Company's net income, as recorded in the profit and loss statement, less overhead and other Company charges, including depreciation of assets and all provisions for commercial and industrial risks, if applicable.

From this net profit, less previous losses if applicable, at least five percent shall first be deducted to create the statutory reserve fund. This deduction shall cease to be mandatory when the statutory reserve fund reaches an amount that is equal to one-tenth of share capital. It shall be required once again if for any reason whatsoever this reserve fund falls to less than one-tenth of share capital.

An amount shall be withdrawn from the distributable profit determined in accordance with the law sufficient to provide the shares a first dividend equal to six percent of their fully paid up and unredeemed value, subject to the provisions of the sixth paragraph of Article 8 hereinabove.

This first dividend shall not be cumulative, i.e., in the event that the profits for a financial year do not permit payment of the dividend, or if such profits do not permit payment of the entire amount of the dividend, the shareholders shall have no right to claim the payment of such dividend from the profits of a subsequent financial year.

From the available surplus, the Ordinary General Shareholders' Meeting may deduct the amounts it deems appropriate to be carried forward to the following financial year or to be allocated to any special or contingency reserve funds, with or without a specific designation for the use thereof.

The balance shall be divided among the shareholders as an additional dividend.

As provided in the fifth paragraph hereinabove, an Ordinary General Shareholders' Meeting shall be authorised to withdraw from all optional reserve funds created any amounts that it deems appropriate for the purpose of:

- distributing them to the shareholders or allocating them to the total or partial redemption of shares, or

-

capitalising them or allocating them to the repurchase and cancellation of shares.

Shares that have been redeemed in full shall be replaced by bonus shares, which shall have the same rights as the former shares, with the exception of the right to the first dividend as provided in this Memorandum and Articles of Association and the right to the reimbursement of its capital contribution.

The procedures for paying the dividend within the maximum period provided by law shall be set by a shareholders’ meeting, or failing this, by the Board of Directors.

The shareholders’ meeting that votes on the financial statements for the financial year shall have the right to provide to each shareholder, for all or part of the dividend distributed, or for the instalments paid on the dividend, a choice between payment of the dividend in cash or in shares.

Article 38

DISSOLUTION — LIQUIDATION

Upon the expiry of the term set out in the Memorandum and Articles of Association, or in the

event of early dissolution for any reason whatsoever, a General Shareholders' Meeting or, if applicable, the Commercial Court, shall decide the method of liquidation, appoint the liquidators and determine their powers.

Pursuant to a decision of an Extraordinary General Shareholders' Meeting, the liquidators may contribute or sell all property, rights, shares and bonds of the dissolved Company.

The net proceeds of the liquidation after payment of liabilities shall be used to reimburse fully paid-up, unredeemed capital of the shares. The surplus shall be proportionally divided, in cash or in securities, among the shares.

TITLE VIII

DISPUTES

Article 39

JURISDICTION

All disputes that may arise during the Company's term or during liquidation, either among the shareholders themselves or between the Company and the shareholders relating to the interpretation and performance of this Memorandum and Articles of Association, or more generally, relating to Company matters shall be referred to the competent courts with territorial jurisdiction over the registered office.

For such purpose, in the event of a dispute, all shareholders shall be obliged to choose an address for service within the jurisdiction of the courts having territorial jurisdiction over the registered office, and all notices and writs shall be validly served at such address. Failing this, all notices and writs shall be validly served at the office of the public prosecutor before the District Court (“Tribunal de Grande Instance”) having territorial jurisdiction over the registered office.